EXHIBIT 99.1

Approved:	Gary H. Schoenfeld President and Chief Executive Officer (562) 565-8267

For Immediate Release

Contact:	Chad A. Jacobs Integrated Corporate Relations (203) 222-9013

VANS, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR SALES AND EARNINGS

     Santa Fe Springs, California, July 18, 2002 — Vans, Inc. (Nasdaq: VANS) today announced financial results for the fourth quarter and fiscal year ended May 31, 2002.

     Net sales for the fourth quarter were $63.8 million compared to $85.2 million for the fourth quarter of fiscal 2002. The Company recognized a net loss of $14.9 million, or ($0.83) per diluted share for the quarter versus net income of $2.7 million, or $0.17 per diluted share in the same period a year ago. Net sales for fiscal 2002 were $332.4 million compared to net sales of $341.2 in fiscal 2001. For the year ended May 31, 2002, the Company recognized a net loss of $2.6 million or ($0.15) per diluted share, versus net income of $15.4 million, or $1.02 per diluted share for the year-ended May 31, 2001, before the cumulative effect of the accounting change recognized in the fourth quarter of fiscal 2001.

     In the fourth quarter, the Company incurred after-tax impairment charges and other expenses of approximately $10.5 million, or ($0.59) per diluted share, of which roughly $9.7 million was non-cash. On May 23, 2002, the Company expected to incur impairment charges and other expenses of approximately $8.6 million principally tied to the Bakersfield and Denver skateparks and the write-down of certain inventory. Subsequent to May 23, but prior to reporting fiscal 2002 fourth quarter results, the Company incurred an additional $1.9 million of after-tax charges primarily related to the decision to close the Company’s operations in Argentina and Brazil, the write-down of assets for three former Triple Crown retail stores, the assessment of a retroactive customs’ duty in Europe, and an additional write-down of $0.3 million for inventory obsolescence.

     Excluding the after-tax impairment charges and other expenses discussed above, the Company would have recognized a net loss from operations of $4.4 million, or ($0.24) per diluted share for the fourth quarter. Excluding all of the charges and expenses incurred in the fourth quarter, net income and earnings per share would have been $7.9 million or $0.44 per share, respectively, for the year ended May 31, 2002.

     Gary H. Schoenfeld, President and Chief Executive Officer of Vans, stated, “As we previously indicated, fiscal 2002 turned out to be a very difficult year. Our men’s business for the year was up modestly over the prior year, but we experienced a significant decline in our women’s business particularly in the second half of the year. Within our retail division we experienced negative comps for the first time in seven years following 9/11 and the skateparks suffered a significant fall-off in skate revenues over this same period.”

     “Internationally our business is strengthening in our two largest European markets and this past year was another year of solid growth for our brand in Japan,” Mr. Schoenfeld said. “Offsetting this has been the nearly 75% currency devaluation in Argentina and associated adverse effect on the Brazilian economy which led us to the decision to end our joint venture and pull out of these markets.”

     Total U.S. sales for the fourth quarter, including sales through Vans’ U.S. retail stores, were $44.1 million, versus $62.2 million for the same period a year ago. Sales through the Company’s U.S. retail stores decreased 1.8% to $23.8 million in the quarter, from $24.3 million for the same period a year ago. Comparable store sales for the quarter declined 7.4% versus the same period last year. U.S. wholesale sales in the quarter declined 46.7% to $20.2 million, versus $38.0 million a year ago. Total international sales were $19.8 million, down 14.1% from $23.0 million a year ago.

     Total U.S. sales for the year ended May 31, 2002, including Vans’ U.S. retail stores, were $235.1 million versus $243.0 million for the year ended May 31, 2001. Sales through the Company’s U.S. retail stores increased 7.3% to $110.9 from $103.3 million for the year. Comparable store sales for the year declined 3.5%. U.S. wholesale sales for the year declined 11.1% to $124.2 million versus $139.6 million a year ago. Total international sales were $97.3 million, down 0.9% from $98.2 million a year ago.

     Gross margins for the quarter were 40.8% versus 44.0% a year ago primarily as a result of the inventory write-down discussed above. Gross margins for the year ended May 31, 2002 were 45.8% versus 43.5% for the year ended May 31, 2001, an increase of 230 basis points, primarily due to retail channel mix. Inventory decreased $4.0 million to $48.8 million at May 31, 2002, from $52.8 million a year ago.

     With regard to the first quarter of fiscal 2003, the Company stated that it remains comfortable with the First Call earnings per share consensus estimates of $0.26.* U.S. wholesale bookings remain at approximately $40 million, European sales continue to run ahead of last year while retail comp declines have continued at levels similar to the fourth quarter of fiscal 2002.*

Mr. Schoenfeld concluded, “We begin fiscal 2003 with both challenges and opportunities and a clear focus on product, retail execution and a further reduction of expenses. While obviously not pleased by the dramatic changes in our business over the past nine months, we continue to believe in the strength and authenticity that we have been able to develop with the VANS brand over the past several years. With our brand positioning well established in Core Sports™ and the California lifestyle, we now need to execute just as effectively with product and merchandising, and in conjunction, look to shift our marketing emphasis to tie more closely with launches of new product. Our team is focused on the task at hand and we are committed to taking the necessary steps to revitalize our business.”

Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of Core Sports, ™ such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown™ Series, the VANS Warped Tour, ® the VANS World Amateur Skateboarding Championships, 12 large-scale VANS skateparks, and the VANS High Cascade Snowboard Camp, ® located on Mt. Hood. The Company operates 168 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for Core Sports, ™ snowboard boots, step-in snowboard boot bindings, and outerwear worldwide. Vans’ Internet address is www.vans.com.

*These are forward-looking statements about the Company’s sales and earnings for the first quarter of fiscal 2003. Actual sales and earnings results for this period may vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the ongoing consolidation of the retail segment of the footwear industry; (ii) the continuance of downward trends in the U.S. economy (including, particularly, California and the retail segment), foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy and the political stability of the world, such as the terrorist attacks against the United States which occurred on September 11, 2001; (iii) the ability of the Company to regain growth in its retail business; (iv) changes in the fashion preferences of the Company’s target customers and the Company’s ability to anticipate and respond to such changes; (v) increasing competition in all lines of the Company’s business from large, well-established companies with significant financial resources and brand recognition, niche competitors who market exclusively to the Company’s target customers, and from large public skateparks which compete with the Company’s skateparks; (vi) the cancellation of orders which could alter bookings numbers; (vii) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of the euro and the British pound on the Company’s European business and the Argentinean peso and Brazilian real on the Company’s South American business; (viii) whether the Company’s current and future skateparks can perform profitably; and (ix) whether the Company’s expense reduction initiatives are achieved. Many of these factors, and others, are discussed more extensively in the Risk Factors section of the Company’s Form S-3 Registration Statement, No. 333-89612, which is filed with the Securities and Exchange Commission.

(Tables to Follow)

Vans, Inc.
Condensed Consolidated Financial Summary Fourth Quarter of Fiscal Year 2002
Fourth Quarter of Fiscal Year 2002 and 2001
(Amounts in thousands, except per share amounts)

Statements of Operations	Three Months Ended		Twelve Months Ended

	May 31,	May 31,	May 31,	May 31,
	2002	2001	2002	2001

Retail	$23,824	$24,256	$110,888	$103,330
National	20,230	37,980	124,163	139,644
International	19,753	22,995	97,300	98,220

	63,807	85,231	332,351	341,194
Cost of sales	37,765	47,712	179,973	192,779

Gross profit	26,042	37,519	152,378	148,415
Gross profit percentage	40.8%	44.0%	45.8%	43.5%
Operating expenses and income:
Selling and distribution	27,014	21,809	96,552	80,949
Marketing, advertising and promotion	7,618	5,876	34,258	24,958
General and administrative	5,040	4,736	16,700	14,278
Impairment charges	6,579	—	6,579	—
Trademark/goodwill amortization	114	457	266	1,664

Total operating expenses	46,365	32,878	154,355	121,849
Operating (loss) profit	(20,323)	4,641	(1,977)	26,566
	-31.9%	5.4%	-0.6%	7.8%
Other (income), expense net (a)	809	(355)	1,060	(1,241)
Interest (income), expense, net	(182)	546	(1,128)	2,573

Other income and expense	627	191	(68)	1,332
Earnings (loss) before income taxes and cumulative effect of acctg chg	(20,950)	4,450	(1,909)	25,234
Income tax (benefit) expense	(6,285)	1,513	(573)	8,580
Minority share of income	269	238	1,259	1,224

Earnings (loss) before cumulative effect of acctg chg	(14,934)	2,699	(2,595)	15,430
Cumulative effect of acctg chg	—	—	—	441
Net earnings (loss)	$(14,934)	$2,699	$(2,595)	$14,989

Earnings (loss) per share information:
Basic:
Weighted average shares outstanding	18,014	14,582	17,764	14,165
Income (loss) before cumulative effect of acctg chg	$(0.83)	$0.19	$(0.15)	$1.09
Cumulative effect of accounting change	—	—	—	(0.03)
Net earnings (loss) per basic share	$(0.83)	$0.19	$(0.15)	$1.06

Diluted:
Weighted average shares outstanding	18,014	15,703	17,764	15,196
Income (loss) before cumulative effect of acctg chg	$(0.83)	$0.17	$(0.15)	$1.02
Cumulative effect of accounting change	—	—	—	(0.03)
Net earnings (loss) per diluted share	$(0.83)	$0.17	$(0.15)	$0.99

Footnote: (a) Other (income), expense consists primarily of licensing royalties, hedging activity, and foreign exchange gains or losses.

Vans, Inc.
Condensed Consolidated Financial Summary Fourth Quarter of Fiscal Year 2002
(In thousands of Dollars)

Balance Sheets	May 31,	May 31,
	2002	2001

ASSETS:
Current assets
Cash	$55,991	$59,748
Trade receivables, net	28,024	38,133
Inventory	48,835	52,828
Deferred income taxes	9,260	3,682
Other current assets	14,957	14,564

Total current assets	157,067	168,955

Property, plant and equipment, net	41,126	34,048
Intangible assets	49,679	25,158
Other assets	8,855	8,799

Total assets	$256,727	$236,960

LIABILITIES:
Short-term borrowings	$5,451	$7,877
Other current liabilities	29,721	29,267
Other long-term liabilities	13,672	6,461

Total liabilities	48,844	43,605

Minority interest	3,576	2,877
Shareholders’ equity	204,307	190,478

Total liabilities and shareholders’ equity	$256,727	$236,960